EXHIBIT 21.1

SUBSIDIARIES OF URS CORPORATION

Name of Subsidiary and Consolidated Joint Ventures	State of Incorporation
URS Energy & Construction, Inc.	Ohio, USA
URS Corporation – Nevada	Nevada, USA
URS Group Inc.	Delaware, USA
Sellafield Limited*	Foreign
URS Federal Technical Services, Inc.	Delaware, USA
Apptis Inc.	Virginia, USA
URS Luxembourg LLP	Foreign
EG&G Defense Materials, Inc.	Utah, USA
URS Australia Pty Ltd	Foreign
URS Jamaica Limited	Foreign
Montgomery Insurance Company, Inc.	Hawaii, USA
Universe Bidco Limited	Foreign
URS Canada, Inc.	Foreign
Cleveland Wrecking Company	Delaware, USA
URS Corporation Southern	California, USA
URS Corporation – Ohio	Ohio, USA
URS Federal Support Services, Inc.	Delaware, USA
URS Holdings, Inc.	Delaware, USA
URS E&C Holdings, Inc.	Delaware, USA
URS Global Holdings Inc.	Nevada, USA
Flint Energy Services, Inc.	Delaware, USA
J.W. Williams, Inc.	Wyoming, USA
URS Global Holdings UK Ltd.	Foreign
WGI Netherlands BV	Foreign
URS Worldwide Holdings UK Limited	Foreign
URS Intercontinental Holdings UK Limited	Foreign

*     Consolidated joint venture with a third party.

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